UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Natural Grocers by Vitamin Cottage, Inc.
(Name of Registrant as Specified In Its Charter)

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NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 7, 2018

To the Stockholders of Natural Grocers by Vitamin Cottage, Inc.

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, March 7, 2018, at 1:00 p.m. local time, in our Home Office Auditorium located at 12612 West Alameda Parkway, Lakewood, Colorado 80228 for the following purposes:

1.     To elect the three Class III director nominees named in the Proxy Statement accompanying this Notice to serve on our Board of Directors (our “Board”) for three-year terms ending at the 2021 Annual Meeting of Stockholders.

2.     To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2018.

3.     To approve, on an advisory basis, the compensation paid to our named executive officers.

4.     To hold an advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our named executive officers.

5.     To transact such other business as may be properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is January 12, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. We are furnishing our proxy materials to all of our stockholders over the Internet, consistent with the Securities and Exchange Commission rule permitting us to do so, rather than in paper form in order to reduce our environmental impact and lower the costs of printing and distributing our proxy materials. We mailed our Notice Regarding the Availability of Proxy Materials on January 19, 2018. You may access our Proxy Statement and Annual Report to Stockholders for the fiscal year ended September 30, 2017 at http://www.astproxyportal.com/ast/18556/ by following the instructions found on the Notice Regarding the Availability of Proxy Materials mailed to you. Our Annual Report to Stockholders contains financial and other information about us, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

By Order of the Board

/s/ Heather Isely
Heather Isely Corporate Secretary

Lakewood, Colorado

January 19, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. You may request paper copies of this Proxy Statement and the related proxy materials up to 14 days prior to the Annual Meeting by contacting our Corporate Secretary, Heather Isely, at 12612 West Alameda Parkway, Lakewood, Colorado 80228, and we will furnish the proxy materials to you within three business days. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on March 7, 2018

i

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on March 7, 2018

Except where the context otherwise requires or where otherwise indicated, all references herein to “we,” “us,” “our,” “Natural Grocers” and the “Company” refer collectively to Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation, and its consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Under rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to many of our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on January 19, 2018 to our stockholders of record as of the close of business on January 12, 2018 (the “Record Date”) in connection with the solicitation of proxies by Natural Grocers by Vitamin Cottage, Inc., for use at the Company’s 2018 Annual Meeting of Stockholders or at any adjournments or postponements thereof (the “Annual Meeting”). All stockholders have the ability to access our proxy materials on the Internet or to request a printed set of the proxy materials. You will not receive a printed copy of the proxy materials unless you request one. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on March 7, 2018, at 1:00 p.m. local time, in our Home Office Auditorium located at 12612 West Alameda Parkway, Lakewood, Colorado 80228. Directions to the Annual Meeting may be found at http://investors.naturalgrocers.com/proxynotices.

What are the purposes of the Annual Meeting?

The purposes of the Annual Meeting are to:

•	elect the three Class III director nominees named herein to serve on our Board of Directors (our “Board”) for three-year terms ending at the 2021 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2018;

•	approve, on an advisory basis, the compensation paid to our named executive officers;

•	hold an advisory vote on the frequency of future stockholder advisory votes regarding the compensation paid to our named executive officers; and

•	conduct any other business properly brought before the Annual Meeting.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, 22,347,709 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) were issued and outstanding (excludes 162,570 shares of Common Stock held in treasury as of the Record Date). Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date on any proposal presented at the Annual Meeting.

How do I vote?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered a stockholder of record with respect to those shares, and the Notice has been sent directly to you. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to attend the Annual Meeting, we urge you to follow the instructions provided to you regarding how to vote so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting. You may vote on the Internet at www.voteproxy.com by using the procedures and instructions described in the Notice. You may also vote by telephone by calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries. You will need a touch tone telephone to vote by phone. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. You may vote by mail by completing and mailing in a paper proxy card, which you must request by following the instructions contained in the Notice. If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail, and your in-person vote will supersede any vote previously cast.

Street Name Holders. If, like many stockholders of the Company, you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee. Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Annual Meeting, vote by one of the methods permitted by your bank or broker so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting. Street name holders must follow voting instructions from their banks or brokers and may be able to vote by Internet or telephone if their banks or brokers make those methods available. If you are a street name holder and you wish to cast a vote in person at the Annual Meeting, you must contact your bank or broker to vote or obtain a proxy to vote your shares at the Annual Meeting.

How can I revoke a previously submitted proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Corporate Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation that is dated later than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) completing a later-dated proxy and delivering it to the Corporate Secretary of the Company before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). If you are a street name holder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered to Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228, Attention: Heather Isely, Corporate Secretary, before the taking of the vote at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, executive officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, executive officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many shares must be present at the Annual Meeting?

The representation in person or by proxy of the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the business properly brought before the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.

How many votes are required to approve each proposal?

For Proposal 1, the election of Class III directors, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the three director nominees who receive the greatest number of affirmative votes will be elected as directors. Cumulative voting by stockholders is not permitted in the election of directors.

For Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 (“fiscal 2018”), the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. While we are seeking stockholder approval as a matter of good corporate governance, we are not required to do so. If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018 is not ratified by the stockholders, our audit committee will consider the adverse vote as a direction to consider appointing another independent registered public accounting firm for the next fiscal year. However, because of the difficulty in making any change in our independent registered public accounting firm so long after the beginning of the current fiscal year, the appointment for fiscal 2018 will stand, unless the audit committee finds other good reason for making a change.

For Proposal 3, the advisory vote to approve the compensation paid to our named executive officers, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. While this vote is required by law, it is advisory in nature and will not be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our Board. However, it will provide information to the Board and our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices. Our compensation committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

For Proposal 4, the advisory vote on the frequency of future stockholder advisory votes regarding the compensation paid to our named executive officers, the frequency of the advisory vote (every one year, every two years or every three years) that receives the greatest number of votes will be considered the advice of our stockholders. While this vote is required by law, it is advisory in nature and will not be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our Board. However, the Board and our compensation committee will take into account the outcome of this vote in making a determination on the frequency at which future stockholder advisory votes regarding the compensation of our named executive officers will be included in our proxy statements for future Annual Meetings of Stockholders.

The vote on each matter submitted to stockholders will be tabulated separately. AST will act as inspector of election and tabulate the votes.

How will executed proxies or shares held in street name be voted?

All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

If you hold your shares in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, it may vote your shares as it decides as to each matter for which it has discretionary authority under the rules of the New York Stock Exchange (“NYSE”).

There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the bank, broker or other nominee should vote your shares, and the bank, broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which stockholders are voting. Abstentions will be counted as present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will have no effect on the outcome of the votes on any of the proposals.

If your shares are held in street name and you do not give voting instructions, the record holder, pursuant to Rule 452 of the NYSE, will not be permitted to vote your shares with respect to Proposal 1 (the election of directors), Proposal 3 (the advisory vote to approve the compensation paid to our named executive officers) or Proposal 4 (the advisory vote on the frequency of future stockholder advisory votes regarding the compensation paid to our named executive officers), and your shares will be considered “broker non-votes” with respect to such proposal. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 2 (the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018) in the discretion of the record holder. Broker non-votes will have no effect on the outcome of the votes on any of the proposals.

Is there other business to come before the Annual Meeting?

Aside from the election of directors, the advisory vote to approve the compensation paid to our named executive officers, the advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our named executive officers and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote FOR the election of the three director nominees, FOR ratification of the appointment of KPMG LLP, FOR approval of the compensation paid to our named executive officers and FOR conducting future stockholder advisory votes regarding the compensation paid to our named executive officers every THREE years.

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to the various rules promulgated by the SEC, to be considered for inclusion in next year’s proxy materials, you must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and your proposal must be submitted in writing by September 21, 2018 to our Corporate Secretary at 12612 West Alameda Parkway, Lakewood, Colorado 80228. In addition to the requirements of the Exchange Act, if you wish to submit a nomination or proposal to be properly brought before the 2019 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must comply with the advance notice provisions of our bylaws by giving timely notice in proper written form to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the 2018 Annual Meeting. The anniversary of the 2018 Annual Meeting will be March 7, 2019. Thus, you must submit such nomination or proposal no later than December 7, 2018 and no earlier than November 7, 2018.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1 - ELECTION OF CLASS III DIRECTORS

Our Board currently consists of seven members. Our amended and restated certificate of incorporation and bylaws divide our Board into three classes. One class is elected each year for a term of three years.

Our bylaws provide that our Board will consist of a number of directors to be fixed from time to time by a resolution of the Board but shall consist of no less than one director and no more than nine directors. Any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The following table sets forth the class of which each member of the Board is a member, the year in which he or she first became a director, and whether or not he or she is considered “independent,” under the rules of the NYSE. The sections of this Proxy Statement below entitled “Executive Officers and Directors” and “Corporate Governance” provide additional information about the Board and its committees and our corporate governance.

Class	Director’s Name and Year First Became a Director	Independent?
Class I (term expires 2019)	Elizabeth Isely (2012)	No
	Richard Hallé (2012)	Yes
Class II (term expires 2020)	Zephyr Isely (2012)	No
	Michael T. Campbell (2012)	Yes
Class III (term expires 2018)	Heather Isely (2012)	No
	Kemper Isely (2012)	No
	Edward Cerkovnik (2013)	Yes

Election of Three Class III Directors

The terms of our Class III directors will expire at the Annual Meeting. Accordingly, Ms. Heather Isely, Mr. Kemper Isely and Mr. Edward Cerkovnik are standing for re-election to the Board as Class III directors.

The Board has nominated Ms. Heather Isely, and recommended that Ms. Heather Isely be re-elected to the Board as a Class III director, to hold such position until the 2021 Annual Meeting of Stockholders and until her successor has been duly elected and qualified or until her earlier death, resignation or removal. Ms. Heather Isely is an Executive Vice President and the Secretary of the Company and, thus, is not independent under the rules of the NYSE.

In addition, the Board has nominated Mr. Kemper Isely, and recommended that Mr. Kemper Isely be re-elected to the Board as a Class III director, to hold such position until the 2021 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. Kemper Isely is a Co-President and the Chairman of the Board of the Company and, thus, is not independent under the rules of the NYSE.

Finally, the Board has nominated Mr. Cerkovnik, and recommended that Mr. Cerkovnik be re-elected to the Board as a Class III director, to hold such position until the 2021 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board has determined that Mr. Cerkovnik is independent within the meaning of the director independence standards of the NYSE. In making this determination, the Board solicited and considered information from Mr. Cerkovnik regarding whether he, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation.

Conclusion

The Board knows of no reason why Ms. Heather Isely, Mr. Kemper Isely or Mr. Edward Cerkovnik would be unable or unwilling to serve. However, if any of them should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee.

This proposal for the election of directors relates solely to the election of three Class III directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Required Vote

For Proposal 1, the election of Class III directors, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the three director nominees who receive the greatest number of affirmative votes will be elected as directors.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RE-ELECTION OF THE FOREGOING NOMINEES TO SERVE AS MEMBERS OF THE DESIGNATED CLASS OF THE BOARD.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” Ms. Heather Isely, Mr. Kemper Isely and Mr. Edward Cerkovnik to serve as Class III directors.

PROPOSAL 2 - RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our stockholders are being asked to ratify our audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018. KPMG LLP has served as the Company’s independent registered public accounting firm since 2012, and as the independent registered public accounting firm of Vitamin Cottage Natural Food Markets, Inc., a wholly owned subsidiary of the Company (the “Operating Company”), since 2010. The Company has engaged KPMG LLP to perform the audit of our financial statements and the audit of our internal control over financial reporting as of and for the year ending September 30, 2018.

The audit committee is solely responsible for selecting our independent auditors. The Board has ratified the audit committee’s appointment of KPMG as our independent registered public accounting firm and is now seeking the stockholders’ ratification of such appointment. Although stockholder ratification of the appointment of KPMG LLP is not required by law, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by an independent registered public accounting firm in maintaining the integrity of financial controls and reporting. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will consider whether to engage another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Principal Accounting Fees and Services

To the knowledge of management, neither KPMG LLP nor any of its members has any direct or material indirect financial interest in the Company or any connection with the Company in any capacity other than as our independent registered public accounting firm.

The following table presents the fees for professional audit services rendered by KPMG LLP for: (i) the audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2016 (“fiscal 2016”); (ii) the audits of the Company’s consolidated financial statements for the fiscal year ended September 30, 2017 (“fiscal 2017”) and the Company’s internal control over financial reporting as of September 30, 2017; and (iii) fees billed for other services rendered by KPMG LLP during those fiscal years. All of these services and fees were approved by the Audit Committee.

	2016	2017
Audit Fees(1)	$545,000	$850,000
Audit-Related Fees(2)	75,000	—
All Other Fees	—	—
Total	$620,000	$850,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audits of our consolidated financial statements and (in the case of fiscal 2017) our internal control over financial reporting, as well as services that generally only our independent registered public accounting firm can reasonably provide, including services rendered in connection with SEC filings.

(2)	Audit-Related Fees consist of fees related to assistance in documenting internal control policies and procedures over financial reporting.

The audit committee charter provides that the audit committee shall approve the fees and compensation to be paid to the independent registered public accounting firm, and shall approve in advance any non-audit services to be performed by the independent registered public accounting firm. The audit committee currently complies with this requirement on an engagement-by-engagement basis. All services and fees of KPMG LLP in fiscal 2016 and fiscal 2017 were approved by our audit committee. Our audit committee was established in July 2012 in connection with our IPO. Our audit committee has adopted policies and procedures for the review and pre-approval by the audit committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, and the rotation of the lead audit partner and concurring audit partner and hiring employees or former employees of our independent registered public accounting firm. Our audit committee has approved, in accordance with such policy and procedures, the retention of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Required Vote

For Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers (sometimes referred to herein as “NEOs”), as disclosed in this Proxy Statement. We urge our stockholders to review the complete “EXECUTIVE COMPENSATION” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables, for more information regarding the compensation paid to our NEOs during fiscal 2017.

Summary

Our executive compensation and benefits program is designed to attract, retain, reward and create incentives for a highly talented and committed team of executive officers who share our vision and desire to work toward our goals. Our compensation philosophy is to provide our NEOs with a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of our stockholders. Our approach to executive compensation is intended to reward our NEOs for making strong individual contributions to our success and creating long-term value.

Our fiscal 2017 executive officer compensation program consisted of base salary, cash-based incentive compensation (with respect to which our Chief Financial Officer was the only NEO who was eligible to participate) and the employee benefits provided to all Company employees. Our compensation committee periodically reviews base salaries and takes into account individual performance, internal pay equity, historical compensation practice, incentive program participation and current equity ownership levels.

Our Board believes the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that the compensation program for our NEOs is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Required Vote

Proposal 3, the advisory vote to approve the compensation paid to our named executive officers, requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on such matter. While this vote is required by law, it is advisory in nature and will not be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our Board. However, it will provide information to the Board and our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices. The compensation committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2017, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE compensation

In accordance with Section 14A of the Exchange Act, we are also asking stockholders to indicate their preference as to whether future advisory votes on the compensation paid to our NEOs should occur every year, every two years or every three years.

After careful consideration of the frequency alternatives, the Board has determined that holding an advisory vote on executive compensation every three years is appropriate for the Company and its stockholders at this time. Our compensation committee reviews the Company’s executive compensation program regularly to ensure alignment with the goals of attracting, retaining, rewarding and creating incentives for a highly talented and committed team of executive officers and creating long-term value. Longer-term and forward-thinking plans and strategies often take more than a year or two to have a meaningful impact on the Company and translate into stockholder value. The Board believes an annual or biennial stockholder vote on the compensation paid to our named executive officers would run counter to the goal of encouraging long-term planning and could instead lead to planning that focuses too heavily on short-term achievements. In addition, the Board believes a vote every three years will provide sufficient time to evaluate the effectiveness of the Company’s larger, and more impactful, plans and strategies. Finally, the Board believes that the time and energy that would be spent by internal resources in preparing for this vote every year or two years is better spent managing and developing the Company and its business. The Board therefore recommends that stockholders vote for future advisory votes on executive compensation to occur every three years.

Stockholders may cast their vote on their preferred voting frequency by choosing one of the following options -- one year, two years, three years or abstain -- on the proxy card when they vote in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast on this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation paid to the Company's named executive officers at future Annual Meetings of Stockholders.

Required Vote

For Proposal 4, the advisory vote on the frequency of future stockholder advisory votes regarding the compensation paid to our NEOs, the frequency of the advisory vote (every one year, every two years or every three years) that receives the greatest number of votes will be considered the advice of our stockholders. While this vote is required by law, it is advisory in nature and will not be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our Board. However, the Board and compensation committee will take into account the outcome of this vote in making a determination on the frequency at which future stockholder advisory votes regarding the compensation paid to our NEOs will be included in our proxy statements for future Annual Meetings.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT FUTURE ADVISORY VOTES REGARDING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS BE HELD EVERY “THREE YEARS.”

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information concerning our current executive officers and directors as of the date of this Proxy Statement. The business address of all of our executive officers and directors is 12612 West Alameda Parkway, Lakewood, Colorado 80228.

Name	Age	Position(s)
Kemper Isely*	55	Chairman, Director and Co-President
Zephyr Isely	68	Director and Co-President
Heather Isely*	52	Director, Executive Vice President and Corporate Secretary
Elizabeth Isely	63	Director and Executive Vice President
Michael T. Campbell	73	Director
Edward Cerkovnik*	60	Director
Richard Hallé	53	Director
Todd Dissinger	60	Chief Financial Officer

*	Nominee for re-election as a Director.

Kemper Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1977 and during his tenure with our Company has functioned as Store Manager, Warehouse Manager, Director of Marketing, Director of Purchasing, Director of Operations and Director of Finance.

We believe Mr. Kemper Isely’s qualifications to serve on our Board include his knowledge of our Company and the food retail industry and his years of leadership at our Company.

Zephyr Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1969 and during his tenure with our Company has functioned as Store Manager, Director of Receiving, Warehouse Manager, Director of Operations, Director of Purchasing, Director of Accounting, Manager of Payroll and Compensation and Director of Information Systems.

We believe Mr. Zephyr Isely’s qualifications to serve on our Board include his knowledge of our Company and the food retail industry and his extensive management experience at our Company.

Heather Isely has been a director and our Executive Vice President and Corporate Secretary since 1998. Ms. Heather Isely joined the Company as an employee in 1989 and during her tenure with our Company has functioned as Produce Coordinator, Store Manager, Manager of Quality Control, Director of Nutrition Education, Manager of Operations, Manager of Compensation, Manager of Training and Director of Human Resources.

We believe Ms. Heather Isely’s qualifications to serve on our Board include her knowledge of our Company and the food retail industry and prior management experience at our Company.

Elizabeth Isely has been a director and our Executive Vice President since 1998. Ms. Elizabeth Isely joined the Company as an employee in 1977 and during her tenure with our Company has functioned as Store Manager, Regional Manager, Director of Operations, Manager of Training and Director of New Store Openings.

We believe Ms. Elizabeth Isely’s qualifications to serve on our Board include her knowledge of our Company and the food retail industry, her experience in opening our new stores and her extensive management experience at our Company.

Michael T. Campbell has been a director since the consummation of our IPO in 2012. Mr. Campbell has served as a member of the board of directors of Houston Wire & Cable Company (NASDAQ: HWCC) since 2008 and has served as the chairman of its audit committee since 2009, as a member of its nominating and corporate governance committee since 2012 and as a member of its compensation committee since 2016. Mr. Campbell also served as a member of the board of advisors of Lee Truck Equipment, Inc. (d/b/a Casper’s Truck Equipment) from 2007 until 2017. Mr. Campbell previously served in the technical support department of the national office of Deloitte & Touche LLP, and he was also the lead technical accounting and auditing partner in the Denver office prior to his retirement in June 2001.

We believe that Mr. Campbell’s qualifications to serve on the Board include his significant experience with financial reporting by public companies and his experience with mergers and acquisitions and capital markets transactions.

Edward Cerkovnik has been a director since July 23, 2013. Mr. Cerkovnik is a founder, a director and the President of Breckenridge-Wynkoop, LLC, which owns and operates seven brew pubs, ale houses and other restaurant concepts. He was a founder, officer and director of Breckenridge Holding Company, the owner and operator of the Breckenridge Brewery, from its inception in 1994 until its sale in 2016. In addition, Mr. Cerkovnik has been an active principal in other restaurant and commercial real estate projects since 1994.

We believe that Mr. Cerkovnik’s qualifications to serve on the Board include his knowledge of the retail industry and significant experience in business ownership and operations.

Richard Hallé has been a director since October 17, 2012. Since 2011, Mr. Hallé has served as the Chief Financial Officer of Vivial Inc. (formerly The Berry Company, LLC) in Englewood, Colorado, overseeing finance, including accounting, treasury, tax, planning, forecasting, budgeting and financial reporting. Previously, Mr. Hallé served as the Chief Financial Officer and Secretary of DTN Holding Company, Inc. in Omaha, Nebraska from 2003 to 2008 and as a Managing Director of FTI Consulting, Inc. from 2002 to 2003 where he developed business restructuring strategies.

We believe that Mr. Hallé’s qualifications to serve on the Board include his significant experience in business operations, corporate finance and financial reporting.

Todd Dissinger has served as our Chief Financial Officer since January 1, 2018. His appointment followed the retirement of Sandra Buffa, who served as our Chief Financial Officer from 2008 until December 31, 2017. From August 2015 until his appointment as our Chief Financial Officer, Mr. Dissinger served as Vice President, Treasurer of the Operating Company. From 1997 to 2015, he held senior management positions, including Senior Vice President – Treasurer, Risk Management and Credit, at The Bon-Ton Stores, Inc. From 1985 to 1997, Mr. Dissinger held management positions, including Vice President – Senior Relationship Manager, with PNC Bank.

Kemper Isely, Zephyr Isely and Heather Isely are siblings. Elizabeth Isely was previously married to a member of the Isely family who is not currently involved in Company operations.

CORPORATE GOVERNANCE

Board of Directors

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board currently has seven members, Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, Michael T. Campbell, Edward Cerkovnik and Richard Hallé. Our bylaws provide that our Board consists of a number of directors to be fixed from time to time by a resolution of the Board.

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	Elizabeth Isely and Richard Hallé are Class I directors; their terms will expire at the 2019 Annual Meeting of Stockholders;

•	Zephyr Isely and Michael T. Campbell are Class II directors; their terms will expire at the 2020 Annual Meeting of Stockholders; and

•	Heather Isely, Kemper Isely and Edward Cerkovnik are Class III directors; their terms will expire at the Annual Meeting and they have been nominated for re-election at the Annual Meeting.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the Annual Meeting of Stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change in our management or a change in control.

A voting agreement entered into with and among our major stockholders is in effect and provides the Isely family with control over the election of directors. See “Certain Relationships and Related Party Transactions-Stockholders Agreement” in this Proxy Statement for a description of this agreement. Directors can be removed from our Board only for cause, as defined in our amended and restated certificate of incorporation. Vacancies on our Board, and any new director positions created by the expansion of our Board, can be filled only by a majority vote of the remaining directors then in office.

Board Leadership Structure and Risk Oversight

The Chairman of our Board is also a Co-President of the Company. Because of his knowledge of and insight into our business, we believe Mr. Kemper Isely is in the best position to focus the attention of our independent directors on matters that are the most critical to our Company. We also believe that Mr. Kemper Isely’s effectiveness in promoting the Company and forming new business relationships is significantly enhanced by his role as both the Chairman and a Co-President. Michael T. Campbell currently serves as the presiding director at executive sessions of the Board at which only non-management directors are present. We do not currently have a lead independent director.

Our Board administers its risk oversight function primarily through the audit committee, which oversees our risk management practices. The audit committee is responsible for, among other things, discussing with management on a regular basis our guidelines and policies that govern the process for risk assessment and risk management. These discussions include our major risk exposures and actions taken to monitor and control these exposures.

Controlled Company and Director Independence

We have elected to avail ourselves of the “controlled company” exception under the corporate governance rules of the NYSE. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. Certain members of the Isely family holding over 50% of our Common Stock are parties to a stockholders agreement (the “Stockholders Agreement”) pursuant to which they control the election of our directors, and we are therefore a “controlled company.” As a result, we have elected not to have a majority of “independent directors” on our Board, we do not have a compensation committee composed entirely of “independent directors” and compensation for our executives and the selection of our director nominees are not determined by a majority of “independent directors,” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are subject to, and have complied with, the requirements of the SEC and the NYSE, which require that our audit committee be composed of at least three members, each of whom is required to be independent.

Consistent with these requirements, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable NYSE and SEC rules and regulations: Michael T. Campbell, Edward Cerkovnik and Richard Hallé. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Specifically, the Board solicited and considered information from each such director regarding whether he, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation.

Kemper Isely, our Co-President; Zephyr Isely, our Co-President; Heather Isely, our Executive Vice President and Corporate Secretary; and Elizabeth Isely, our Executive Vice President, are not independent directors. Each is an employee of the Company and a party to the Stockholders Agreement.

Communications with the Board

The Board welcomes questions or comments about our Company and its operations. Interested parties and stockholders may contact the Board as a whole, the presiding director over Board executive sessions, our non-management directors (including the presiding director at executive sessions of the Board at which only non-management directors are present), or any one or more individual directors by sending a letter to the intended recipient’s attention c/o Natural Grocers by Vitamin Cottage, Inc. Attention: Corporate Secretary, 12612 West Alameda Parkway, Lakewood, Colorado 80228. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Board those that the Corporate Secretary believes require immediate attention. The Corporate Secretary will periodically provide the Chairman of the Board with a summary of all such communications. The Chairman of the Board will notify the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

Meetings of the Board

The Board met four times during fiscal 2017. Each Board member attended all of the meetings of the Board held during fiscal 2017. During fiscal 2017, our Board held four executive sessions at which only non-management directors were present. Pursuant to our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and all committees on which they sit (including separate meetings of non-management directors), with the understanding that, on occasion, a director may be unable to attend a meeting in person or by teleconference. It is the Company’s policy to encourage directors to attend the Annual Meeting of Stockholders and all members of the Board attended our 2017 Annual Meeting of Stockholders.

Committees of the Board

Our Board has two committees: an audit committee and a compensation committee. The committees were established in July 2012 in connection with our IPO and our listing on the NYSE. Each committee member is appointed by the Board and will serve until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Each committee member attended all of the meetings of each committee on which he or she served during fiscal 2017.

The following table provides membership and meeting information for fiscal 2017 for each of our Board committees:

Name	Independent?	Audit Committee	Compensation Committee
Mr. Kemper Isely	No		Member
Mr. Zephyr Isely	No
Ms. Heather Isely	No		Chair
Ms. Elizabeth Isely	No
Mr. Michael T. Campbell	Yes	Chair	Member
Mr. Edward Cerkovnik	Yes	Member	Member
Mr. Richard Hallé	Yes	Member
Total meetings in fiscal 2017		5	1

Audit Committee

Our audit committee assists our Board in fulfilling its oversight responsibilities over our financial reporting and internal control processes. The audit committee is responsible for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policies;

•	reviewing and approving related party transactions;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•

reviewing the performance of the independent accountants and making decisions regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and

•	making recommendations to the Board with respect to the foregoing and other matters.

Mr. Campbell, Mr. Cerkovnik and Mr. Hallé currently serve on the audit committee, with Mr. Campbell serving as the chair of the audit committee. Mr. Campbell, one or our independent directors, is our audit committee financial expert as defined under applicable SEC rules. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee met five times during fiscal 2017. During fiscal 2017, our audit committee held four executive sessions at which only non-management directors were present. Our Board has adopted an audit committee charter, which sets forth in detail the duties and responsibilities of the audit committee and is available on our corporate website at investors.naturalgrocers.com.

Report of the Audit Committee

The audit committee is responsible for overseeing our accounting and financial reporting functions. The audit committee relies on the expertise and knowledge of management and the Company’s independent auditors in carrying out its oversight responsibilities. Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing those financial statements, auditing our internal control over financial reporting and issuing reports thereon.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2017 with management of the Company and with KPMG LLP, the Company’s independent registered public accounting firm. The audit committee also reviewed and discussed with KPMG LLP the quarterly financial statements for each quarter during fiscal 2017 and the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

Respectfully submitted,

Michael T. Campbell (Committee Chair)

Edward Cerkovnik

Richard Hallé

The material in the above report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing our compensation practices and policies, including equity benefit plans and incentive compensation;

•	reviewing key employee compensation policies;

•	monitoring performance and compensation of our employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	overseeing the preparation of any disclosure relative to compensation practices.

Ms. Heather Isely, Mr. Campbell, Mr. Cerkovnik and Mr. Kemper Isely currently serve on the compensation committee, with Ms. Heather Isely serving as the chair of the compensation committee.

The compensation committee met once during fiscal 2017. During fiscal 2017, our compensation committee did not hold an executive session at which only non-management directors were present. Our Board has adopted a compensation committee charter, which sets forth in detail the duties and responsibilities of the compensation committee and is available on our corporate website at investors.naturalgrocers.com.

Prior to our IPO, our Board historically set compensation for our named executive officers, including with respect to their own compensation. In April 2012, our Board retained the outside consulting firm Frederic W. Cook & Co., Inc., or F.W. Cook, as our independent compensation consultant to assist in developing our approach to executive officer and Board compensation. That engagement occurred prior to the creation of our compensation committee. As part of that engagement, F.W. Cook assisted in the development of the compensation program for our independent board members.

We did not engage F.W. Cook to conduct an executive compensation study during fiscal 2017. Our Co-Presidents have provided, and we expect that our Co-Presidents will continue to provide, recommendations to our compensation committee regarding pay levels for all executive officers. In fulfilling its responsibilities, our compensation committee may delegate its authority to subcommittees, including subcommittees consisting solely of one or more employees of the Company, to the extent permitted by applicable law.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Heather Isely (Committee Chair)

Michael T. Campbell

Edward Cerkovnik

Kemper Isely

The material in the above report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Process for Recommending Candidates for Election to the Board Directors

We do not have a nominating committee. Instead, our Board is responsible for recommending director candidates for election. This is appropriate, in the opinion of the Board, because we are a “controlled company” under NYSE rules and certain members of the Isely family hold over 50% of our Common Stock and control the election of our directors. All our directors participate in the consideration of director nominees.

Additionally, our Board will consider director candidates recommended by stockholders, provided that stockholders making such recommendations comply with the advance notice procedures contained in Section 2.07 of our bylaws. The Board did not receive any director recommendations from stockholders for consideration at the Annual Meeting.

The Board will evaluate candidates properly recommended by stockholders based on the same criteria applied to other director nominees. However, for candidates recommended by stockholders, the Board may consult with certain members of the Isely family who are parties to a Stockholders Agreement that control the election of our directors, to ensure that such nominees will make a meaningful contribution to the Board and are likely to receive the affirmative vote of the holders of a majority of the outstanding Common Stock.

As described in the Company’s Corporate Governance Guidelines, the Board identifies candidates based on the following criteria:

•	judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	diversity of viewpoints, backgrounds and experiences;

•	business or other relevant experience; and

•

the extent to which the integrity of the candidate’s expertise, skills, knowledge and experience with that of the other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

As described above, the Board considers the diversity of viewpoints, backgrounds and experiences in identifying and evaluating director nominees, but does not have a formal policy with regard to diversity. The Board identifies director nominees based on the above criteria by consulting with other industry leaders and members of the business community.

Corporate Governance Guidelines

In July 2012, the Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These guidelines are a flexible framework within which the Board may conduct its business. Moreover, they help to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other matters, Board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines reflect NYSE and SEC rules and requirements. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at the Company’s website at investors.naturalgrocers.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 12, 2018 regarding beneficial ownership of our Common Stock by:

•	each person known to us to beneficially own more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Shares of Common Stock issuable within 60 days to a person are deemed outstanding for purposes of computing the percentage of shares owned by such person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

To our knowledge, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them and none of the shares shown as beneficially owned by the named executive officers or directors has been pledged as security.

The address for each person named in the table below is c/o Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228.

	Shares of Common Stock Beneficially Owned(1)
Beneficial Owner	#	%
5% Stockholders:
Isely Family Group(2)	13,334,297	59.6%
CTVC, LLC(2)(3)	1,037,939	4.6%
Named Executive Officers and Directors:
Kemper Isely(2)(4)	3,421,130	15.3%
Zephyr Isely(2)(5)	3,360,867	15.0%
Heather Isely(2)(6)	1,148,510	5.1%
Elizabeth Isely(2)(7)	1,270,299	5.7%
Sandra Buffa	55,616	*
Michael T. Campbell (director)(8)	27,751	*
Edward Cerkovnik (director)(8)	22,579	*
Richard Hallé (director)(8)	25,199	*
Executive officers and directors as a group (8 persons)(9)	13,414,310	60.0%

*	Represents less than 1%

(1)

This table is based upon information supplied by officers, directors and principal stockholders in the Schedule 13D filed by members of the Isely family voting group with the SEC on August 6, 2012, as amended by the Schedule 13D/A filed on February 28, 2014. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,364,964 shares of our Common Stock outstanding on January 12, 2018, adjusted as required by rules promulgated by the SEC.

(2)

In connection with the reorganization transactions effected in connection with our IPO, each of Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, certain trusts or entities controlled by one or more of them, certain other Isely family members, certain custodial accounts controlled by Anthony Andueza but benefiting other Isely family members, and certain entities controlled by Mr. Andueza or Mark Gauthier but owned by the above named Iselys and their family members (directly or indirectly through trusts) entered into the Stockholders Agreement, pursuant to which they agreed to, among other things, limitations on the sale of their shares of Common Stock and to vote all of their shares of Common Stock in the election of directors consistent with the recommendations of at least three of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, subject to certain exceptions. The parties to the Stockholders Agreement may therefore be deemed to share voting and investment power over the shares subject to the agreement and be members of a group for beneficial ownership reporting purposes with respect to such shares. The number of shares identified as beneficially owned by the Isely Family Group includes 391,609 shares not subject to the voting provisions of the Stockholders Agreement that are held in trusts or entities benefiting or established by Isely family members, over which Mr. Andueza or Mr. Gauthier has sole voting and investment power.

(3)

Consists of shares of Common Stock held by CTVC, LLC for the benefit of the Isely Children’s Trust and its beneficiaries. Mr. Andueza is the sole manager of CTVC, LLC which has sole voting and investment power over the shares of Common Stock held by it. The number of shares identified as beneficially owned by CTVC, LLC excludes shares of Common Stock deemed to be beneficially owned by it solely because of the Stockholders Agreement.

(4)

Includes 3,118,302 shares beneficially owned directly by Mr. Kemper Isely, 91,938 shares owned directly by the LaRock and Luke Isely Trust, with respect to which Mr. Kemper Isely shares voting and investment power with Mr. Zephyr Isely as co-trustee of the trust, 106,145 shares held by Raquel M. Isely, Mr. Kemper Isely’s daughter, who shares Mr. Kemper Isely’s permanent residence, and 104,745 shares held by Mr. Andueza as custodian under the Colorado Uniform Transfer to Minors Act, or UTMA, for Mr. Kemper Isely’s son Ritchie K. Isely, who shares Mr. Kemper Isely’s permanent residence. The number of shares identified as beneficially owned by Mr. Kemper Isely excludes shares of Common Stock deemed to be beneficially owned by him solely because of the Stockholders Agreement.

(5)

Includes 3,165,184 shares beneficially owned directly by Mr. Zephyr Isely, 91,938 shares owned directly by the LaRock and Luke Isely Trust, with respect to which Mr. Zephyr Isely shares voting and investment power with Mr. Kemper Isely as co-trustee of the trust, and 103,745 shares held by Mr. Andueza as custodian under the UTMA for Mr. Zephyr Isely’s child Dyami Cy Isely-Parvanta, who shares Mr. Zephyr Isely’s permanent residence. The number of shares identified as beneficially owned by Mr. Zephyr Isely excludes shares of Common Stock deemed to be beneficially owned by him solely because of the Stockholders Agreement.

(6)

Includes 941,020 shares beneficially owned directly by Ms. Heather Isely and 207,490 shares held by Mr. Andueza as custodian under the UTMA for Ms. Heather Isely’s children Masala A. Isely-Rice and Charles L. Isely-Rice, each of whom shares Ms. Heather Isely’s permanent residence. The number of shares identified as beneficially owned by Ms. Heather Isely excludes shares of Common Stock deemed to be beneficially owned by her solely because of the Stockholders Agreement.

(7)

Includes 1,270,299 shares beneficially owned directly by Ms. Elizabeth Isely. The number of shares identified as beneficially owned by Ms. Elizabeth Isely excludes shares of Common Stock deemed to be beneficially owned by her solely because of the Stockholders Agreement.

(8)	Includes 4,954 restricted stock units granted to each of Messrs. Campbell, Cerkovnik and Hallé which will vest within 60 days, specifically on March 1, 2018.

(9)

Includes 4,484 shares held by Todd Dissinger, who was appointed Chief Financial Officer of the Company effective January 1, 2018 following the retirement of Sandra Buffa effective December 31, 2017. Does not include the shares held by Ms. Buffa.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during fiscal 2017 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion relates to the compensation of our NEOs, or our Co-Presidents, our Chief Financial Officer and our other two most highly compensated executive officers for the fiscal year ended September 30, 2017, including the overall principles underlying our executive compensation policies.

Our NEOs for fiscal 2017 were:

•	Kemper Isely, Chairman and Co-President

•	Zephyr Isely, Co-President

•	Heather Isely, Executive Vice President and Corporate Secretary

•	Elizabeth Isely, Executive Vice President

•	Sandra Buffa, Chief Financial Officer*

*	Ms. Buffa retired as Chief Financial Officer of the Company effective December 31, 2017. Effective January 1, 2018, Todd Dissinger was appointed Chief Financial Officer of the Company.

Objectives of our executive compensation program

Hiring and retaining our officers and other key employees is critically important to ensure the continuity and stability required to grow our business. Our executive compensation and benefits program is designed to attract, retain, reward and create incentives for a highly talented and committed team of executive officers who share our vision and desire to work toward our goals.

Compensation decisions in fiscal 2017 regarding our NEOs were made by our compensation committee. Our compensation philosophy is to provide our NEOs with a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of the stockholders. Our approach to executive compensation is intended to reward our NEOs for making strong individual contributions to our success and creating long-term value.

Consistent with this approach, Sandra Buffa was the only NEO who was eligible to receive cash-based incentive compensation during fiscal 2017. As further described below, the cash-based incentive compensation for which Ms. Buffa was eligible in fiscal 2017 was set in accordance with her employment agreement and was based on the achievement of minimum targets for net income and earnings before interest, taxes, depreciation and amortization, or EBITDA, for fiscal 2017. The net income and EBITDA goals were not met for fiscal 2017, resulting in no payment of cash-based incentive compensation to Ms. Buffa for fiscal 2017.

Executive compensation process

Compensation-setting process. In April 2012, we retained F.W. Cook as our independent compensation consultant to assist in developing our approach to executive officer and Board compensation. During fiscal 2016, we engaged F.W. Cook to conduct an executive compensation study; that study was delivered in December 2016. We did not engage F.W. Cook to conduct an executive compensation study during fiscal 2017. In the future, the Company intends to engage an independent compensation consultant to conduct an executive compensation study no less frequently than every three years. Except for the services provided to the compensation committee, our compensation consultant does not provide any other services to the Company. The compensation committee has assessed the independence of F.W. Cook pursuant to the NYSE rules, and the Company concluded that the compensation consultant’s work for the compensation committee did not raise any conflicts of interest.

Our Board created a compensation committee in July 2012 pursuant to the governance requirements of the NYSE. Our compensation committee consists of Ms. Heather Isely, Mr. Kemper Isely, Mr. Cerkovnik and Mr. Campbell. In addition to reviewing and approving executive compensation, our compensation committee’s duties include administering our Omnibus Incentive Plan, which we adopted in July 2012.

Role of management in setting compensation. During fiscal 2017, our Co-Presidents and Executive Vice Presidents provided recommendations regarding pay levels for all executives, and we expect that these executive officers will continue to provide such input.

Use of market data. During fiscal 2017, the compensation committee did not use a peer group in setting executive compensation, nor did it target compensation to specific benchmarks against any peer group companies. We did not engage F.W. Cook to conduct an executive compensation study during fiscal 2017.

During fiscal 2016, we engaged F.W. Cook to conduct an executive compensation study; that study was delivered in December 2016. At its meeting on December 7, 2016, the compensation committee of our Board considered, among other factors, market data compiled and analyzed by F.W. Cook from a 15 company peer group of retail, food, and natural product companies. F.W. Cook selected this peer group based on industry, annual revenue and market capitalization. In terms of annual revenue, the Company was near the median of the peer group; in terms of market capitalization, the Company was at the low end of the peer group. The peer group was composed of the following companies:

B&G Foods, Inc. The Chef’s Warehouse, Inc. Chuy’s Holdings, Inc. Del Frisco’s Restaurant Group, Inc. Francesca’s Holdings Corporation	Hibbett Sports, Inc. J&J Snack Foods Corp. Nutrisystem, Inc. PetMed Express, Inc. Popeyes Louisiana Kitchen, Inc.	Ruth’s Hospitality Group, Inc. Seneca Foods Corp. Village Super Market, Inc. Vitamin Shoppe, Inc. Zumiez Inc.

The market data presented by F.W. Cook at the compensation committee meeting held on December 7, 2016 indicated that:

●	For base salary, our Co-Presidents were in the bottom quartile in this peer group and our Executive Vice Presidents and Sandra Buffa were in the top quartile in this peer group.

●

For target total cash compensation (base salary plus target cash-based incentive compensation), our Co-Presidents were in the bottom quartile in this peer group, our Executive Vice Presidents were slightly above the bottom quartile in this peer group and Sandra Buffa was in the top quartile in this peer group.

●

For target total direct compensation (base salary plus target cash-based incentive compensation plus long-term incentive compensation), our Co-Presidents and our Executive Vice Presidents were in the bottom quartile in this peer group and Sandra Buffa was slightly above the bottom quartile of this peer group.

Our compensation committee reviewed executive compensation at its meeting on December 6, 2017 and did not increase the compensation of any of our Co-Presidents, our Executive Vice Presidents or Sandra Buffa. At that meeting, the compensation committee approved the compensation arrangement of Todd Dissinger that went into effect when he became the Company’s Chief Financial Officer on January 1, 2018 following Sandra Buffa’s retirement on December 31, 2017. See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for a description of Mr. Dissinger’s compensation arrangement.

Primary elements of compensation; Compensation decisions for fiscal 2017

Base salary. The overall compensation package consists solely of base salary for our Co-Presidents and our Executive Vice Presidents. We believe that base salaries are of primary importance to our approach to executive compensation, allowing us to attract and retain our key executives, and reward consistent contributions to our long-term success, in a manner that does not encourage excessive risk taking by our executives. The compensation committee primarily based salaries of the NEOs on its collective experience and view of appropriate fixed pay in our geographic location and industry. Additionally, the compensation committee took into account non-participation in our cash-based incentive compensation program by all of our NEOs, except Sandra Buffa, and the absence of a long-term incentive program. The compensation committee periodically reviews base salaries and takes into account individual performance, internal pay equity, historical compensation practice, incentive program participation and current equity ownership levels. However, our compensation committee may exercise its discretion in setting an executive’s base salary, taking into account the quality of the executive’s overall contribution to our success.

At fiscal year-end 2017, the base salaries of our NEOs were as follows:

●	Kemper Isely, Co-President, $607,800
●	Zephyr Isely, Co-President, $576,000
●	Heather Isely, Executive Vice President, $528,000
●	Elizabeth Isely, Executive Vice President, $528,000
●	Sandra Buffa, Chief Financial Officer, $680,000

Pursuant to the terms of her amended and restated employment agreement, the base salary of Ms. Buffa increased from $680,000 per annum (or $56,667 per month) to $66,667 per month on October 1, 2017. No other changes were made to the base salaries of our NEOs during fiscal 2017.

Incentive awards. During fiscal 2017, Sandra Buffa and other employees were eligible to receive payments under a cash-based incentive program based on the achievement of annual net income and EBITDA targets, with the amount of any payment (if the goals were met) based on the achievement of specified performance goals and other metrics (and in the case of Ms. Buffa, a review of her individual performance).

Sandra Buffa was the only NEO for fiscal 2017 who was eligible to participate in our cash-based incentive compensation program during fiscal 2017. The cash-based incentive compensation target for Ms. Buffa was set in accordance with her employment agreement. Specifically, Ms. Buffa’s cash-based incentive target level for fiscal 2017 was set at 17.65% of her base salary if the minimum net income and EBITDA targets for fiscal 2017 were reached. The net income and EBITDA goals were not met for fiscal 2017, resulting in no payment of cash-based incentive compensation to Ms. Buffa or any other employees for fiscal 2017.

Equity compensation. We currently do not have a long-term equity incentive program in place and have not granted any equity awards under such a program. Given that a majority of our NEOs are part of the Isely family and have a substantial ownership stake in the Company, we believe that they already have sufficient long-term incentive, and an equity compensation program for them is not necessary.

We adopted an Omnibus Incentive Plan in July 2012. The purpose of the Omnibus Incentive Plan is to promote the long-term success of the Company and the creation of stockholder value by offering certain key employees and directors an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

From the adoption of the Omnibus Incentive Plan through September 30, 2017, the Company has granted a total of 195,531 restricted stock units, totaling approximately $5.3 million in equity compensation, to certain employees who were not NEOs or directors. No restricted stock units were awarded to employees who were not NEOs or directors during fiscal 2017. In addition, since December 2016 the Company has awarded stock grants under the Omnibus Incentive Plan covering a total of 2,400 shares of Common Stock, totaling approximately $25,000 in equity compensation, to certain employees who were not NEOs or directors.

Since the adoption of the Omnibus Incentive Plan, we have granted a total of 42,029 restricted stock units to our independent directors, Messrs. Campbell, Cerkovnik and Hallé. Of such total, 4,954 restricted stock units were granted to each of Messrs. Campbell, Cerkovnik and Hallé during fiscal 2017.

In addition, under her employment agreement, Sandra Buffa received restricted stock units equal to 1.2% of the fully diluted shares of the Company at the time of the completion of our IPO (including any exercise of the underwriters’ overallotment option) (rounded to the nearest whole share), subject to the following terms:

•	Two-thirds of the grant (or 178,442 restricted stock units) vested immediately upon completion of the IPO and settled in 156,136 shares of Common Stock of the Company and $334,579 in cash.

•

The remaining one-third of the grant (or 89,221 restricted stock units) vested in three equal installments as follows: the first installment vested on January 25, 2013; the second installment vested on July 25, 2013; and the third installment vested on January 25, 2014. Such restricted stock units settled in shares of Common Stock.

Other than the above-described award to Ms. Buffa, no awards under the Omnibus Incentive Plan have been made to our Co-Presidents or our Executive Vice Presidents.

On January 2, 2018, Mr. Dissinger was awarded 60,066 restricted stock units under the Omnibus Incentive Plan in connection with his appointment as the Company’s new Chief Financial Officer. See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for more details regarding such award of restricted stock units.

Severance and change in control arrangements. Under her amended and restated employment agreement, Ms. Buffa is entitled to severance pay upon her involuntary termination without “cause” or voluntary resignation for “good reason” (as each such term is defined in the employment agreement). See “Executive Compensation – Employment Agreement” in this Proxy Statement for a description of such severance arrangement and the other amounts payable to Ms. Buffa upon her separation from service with the Company. The Company does not have any agreements with the Company’s Co-Presidents or Executive Vice Presidents that provide for cash severance payments upon termination of employment or in connection with a change in control.

See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for information regarding the accelerated vesting of certain restricted stock units held by Todd Dissinger, who was appointed Chief Financial officer of the Company effective January 1, 2018, upon the occurrence of a change of control affecting the Company.

Retirement plan and other benefits and perquisites. Our NEOs are eligible to participate in our employee benefit plans provided for all Company employees. These benefits include a 401(k) plan with discretionary matching employer contributions, group health and life insurance, and short-term and long-term disability insurance. We also provide all of our employees with Vitamin Bucks (store credit accrued at $1.00 per hour up to 40 hours per week) and birthday bonus pay (equivalent to a single work day). We may also provide our NEOs with a limited range of perquisites on a case-by-case basis that may include, among other things, spousal insurance and reimbursement for any out-of-pocket medical insurance expenses.

Stock ownership guidelines. We do not have specific equity or other security ownership requirements or guidelines for NEOs. However, given management’s significant equity stake in the Company, we do not believe ownership guidelines are needed at this time.

Recoupment policy. We currently do not have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or otherwise amended in a manner that would have reduced the size of such bonuses or payments.

Tax and accounting considerations. We do not require executive compensation to be tax deductible for our Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its NEOs. Our compensation committee considers the deductibility of compensation, but is authorized to approve compensation that is not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Risks from compensation policies and practices. Given the current equity ownership levels of our NEOs, the relative simplicity of our current compensation program and its weighting towards base salary, a fixed component of compensation, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table provides information concerning the compensation earned by our Co-Presidents, Chief Financial Officer, and each of the two other most highly paid executive officers during the fiscal years ended September 30, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Kemper Isely, Co-President	2017	607,800	—	—	11,731	619,531
	2016	607,800	—	—	14,158	621,958
Zephyr Isely, Co-President	2017	576,000	—	—	9,184	585,184
	2016	576,000	—	—	11,163	587,163
Heather Isely, Executive Vice President	2017	528,000	—	—	9,415	537,415
	2016	528,000	—	—	13,656	541,656
Elizabeth Isely, Executive Vice President	2017	528,000	—	—	10,836	538,836
	2016	528,000	—	—	20,861	548,861
Sandra Buffa, Chief Financial Officer	2017	680,000	—	—	9,388	689,388
	2016	560,000	—	—	11,098	571,098

(1)	Includes 401(k) retirement benefit matching contributions, Vitamin Bucks, Company paid medical and short term disability insurance premiums and work anniversary payments.

As described above under “Compensation Discussion and Analysis-Primary elements of compensation; Compensation decisions for fiscal 2017 – Equity Compensation,” in June 2008, the Company issued 267,663 restricted stock unit awards to Sandra Buffa, our Chief Financial Officer. Such restricted stock grant (the “CFO Award”) was in accordance with the terms of Ms. Buffa’s employment agreement, which was signed in June 2008 and provided that she was entitled to receive a grant of restricted stock units equal to 1.2% of the fully diluted shares of the Company in connection with an IPO by the Company. Two-thirds of the CFO Award vested immediately upon completion of our IPO and was settled in a combination of Common Stock and cash. The remaining one-third of the CFO Award vested in three equal installments on January 25, 2013, July 25, 2013 and January 25, 2014 and was settled 100% in shares of Common Stock. The taxable value of the CFO Award that settled in fiscal 2013 was $1,645,217. The taxable value of the CFO Award that settled in fiscal 2014 was $1,123,912.

Compensation Arrangement of New Chief Financial Officer

Effective January 1, 2018, Todd Dissinger was appointed Chief Financial Officer of the Company, following the retirement of Sandra Buffa effective December 31, 2017. Pursuant to the terms of an employment offer letter by and between the Company and Mr. Dissinger, effective January 1, 2018 Mr. Dissinger’s annual base salary increased to $360,000, with an annual incentive bonus opportunity of up to 40% of his base salary, to be paid pursuant to the Company’s incentive compensation program (as the same may be amended from time to time). In addition, on January 2, 2018, Mr. Dissinger was awarded 60,066 restricted stock units under the Company’s Omnibus Incentive Plan. Such restricted stock units will vest in five equal annual installments, commencing on the first anniversary of the grant of such restricted stock units; provided, however, that all unvested restricted stock units will immediately vest upon the occurrence of a change of control affecting the Company. In addition, Mr. Dissinger is entitled to participate in all Company employee benefit plans and programs at a level commensurate with his title and salary band.

Prior to January 1, 2018, Mr. Dissinger was awarded 17,110 restricted stock units, of which: (i) 3,604 restricted stock units had vested as of September 30, 2017; (ii) 1,802 restricted stock units will vest on each of August 17, 2018, 2019 and 2020; and (iii) 1,620 restricted stock units will vest on each of November 1, 2018, 2019, 2020, 2021 and 2022.

Grants of Plan-Based Awards

During fiscal 2017, our NEOs did not receive any plan-based equity awards. Ms. Buffa was eligible to receive a cash-based incentive award during fiscal 2017 pursuant to her amended and restated employment agreement, as shown in the table below. No cash-based incentive award was actually paid to Ms. Buffa during fiscal 2017.

		Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Options (#)	Awards ($/Share)	Awards ($)
Sandra Buffa		0	120,020	—	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

All restricted stock units awarded to Ms. Buffa under the Omnibus Incentive Plan had vested as of the end of fiscal 2014. Other than Ms. Buffa, none of our NEOs for fiscal 2017 has received an award under the Omnibus Incentive Plan.

See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for information regarding the restricted stock units awarded to Todd Dissinger, who was appointed Chief Financial officer of the Company effective January 1, 2018.

Option Exercises and Stock Vested

None of our NEOs for fiscal 2017 held any equity awards that vested or exercised any options during the year ended September 30, 2017.

See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for information regarding the vesting of the restricted stock units awarded to Todd Dissinger, who was appointed Chief Financial officer of the Company effective January 1, 2018.

Pension Benefits

None of our NEOs participates in any qualified or non-qualified pension benefit plan sponsored by us.

Nonqualified Deferred Compensation

None of our NEOs participates in any nonqualified deferred compensation plan sponsored by us.

Employment Agreement

We are a party to an amended and restated employment agreement with our former Chief Financial Officer, Sandra Buffa. Ms. Buffa is employed on an “at-will” basis, and, subject to applicable law, her employment may be terminated either by Ms. Buffa or by the Company at any time, for any reason, or no reason, and with or without cause. Under the employment agreement, Ms. Buffa received grants of restricted stock units as described under “Compensation Discussion and Analysis - Primary elements of compensation; Compensation decisions for fiscal 2017 - Equity compensation.” All such restricted stock units have vested. Ms. Buffa is subject to a confidentiality covenant that extends indefinitely and non-solicitation and non-compete covenants that extend for one year from termination of employment.

Ms. Buffa’s employment agreement was amended and restated on January 14, 2015. The amended and restated employment agreement provided for the following compensation for Ms. Buffa for the following periods: (i) for the fiscal year ended September 30, 2015, Ms. Buffa’s base salary equaled $450,000 per annum and her cash-based incentive target level equaled 33.33% of her base salary; (ii) for the fiscal year ending September 30, 2016, Ms. Buffa’s base salary equaled $560,000 per annum and her cash-based incentive target level equaled 25% of her base salary; (iii) for the fiscal year ending September 30, 2017, Ms. Buffa’s base salary equaled $680,000 per annum and her cash-based incentive target level equaled 17.65% of her base salary; and (iv) for the period commencing October 1, 2017 and ending on December 31, 2017, Ms. Buffa’s base salary equaled $66,667 per month, and she was not eligible for any cash incentive compensation. For the period commencing January 1, 2018 and ending December 31, 2019, Ms. Buffa will receive a base salary of $250,000 per annum with no cash-based incentive compensation, and she will be required to provide services to the Company only on a part-time basis. Pursuant to the terms of her employment agreement, the Company paid Ms. Buffa deferred compensation in the amount of $700,000 on January 1, 2018 and will pay Ms. Buffa additional deferred compensation in the amount of $700,000 on January 1, 2019 (the “Deferred Compensation Payments”).

Prior to October 1, 2017, Ms. Buffa was entitled under her employment agreement to participate in our annual and long-term incentive compensation and all standard employee benefit plans or programs, including personal time off, our 401(k) plan, our medical and dental insurance plans, Vitamin Bucks and employee discounts. Effective October 1, 2017, Ms. Buffa is no longer eligible to participate in the Company’s annual and long-term incentive compensation programs and is eligible to participate in the Company’s standard employee benefit plans or programs only to the extent she satisfies the service or other criteria established in such plans and programs.

If the Company terminates Ms. Buffa’s employment without “cause” or she resigns with “good reason” (as those terms are defined in the amended and restated employment agreement), Ms. Buffa will be entitled to receive the unpaid portion of the Deferred Compensation Payments and, provided the effective date of termination had occurred on or before December 31, 2017, the Company would also have paid Ms. Buffa severance in an amount equal to: (i) her then-current base salary for the lesser of 12 months or the remainder of the period through December 31, 2017, plus (ii) 50% of her target annual cash-based incentive compensation, plus (iii) an amount equal to the cost of COBRA coverage for a period of 12 months. If Ms. Buffa separates from service with the Company after January 1, 2018 by reason of death, “disability” (as that term is defined in the amended and restated employment agreement), termination by the Company without cause or termination by Ms. Buffa for good reason, Ms. Buffa (or her beneficiary) will promptly (and in no event later than the last day of the year in which such separation from service occurs) be paid a lump sum equal to the amount of base annual salary Ms. Buffa would have been paid had she continued to perform services for the Company until December 31, 2019. If Ms. Buffa’s employment with the Company is terminated for any reason after December 31, 2017, Ms. Buffa (or her beneficiary) will still be entitled to receive the unpaid portion of the Deferred Compensation Payments.

We do not have any employment agreements with any other NEO, and no payments would have to be made or benefits provided by the Company to any other NEO for fiscal 2017 upon a change in control.

See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for information regarding the accelerated vesting of certain restricted stock units held by Todd Dissinger, who was appointed Chief Financial officer of the Company effective January 1, 2018, upon the occurrence of a change of control affecting the Company.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits triggered by a termination of Ms. Buffa’s employment by us without cause, or by Ms. Buffa for good reason, or a change in control, assuming her employment was terminated or the change of control occurred on September 30, 2017. None of our NEOs for fiscal 2017 other than Ms. Buffa is contractually entitled to any severance payments as a result of any termination or change in control.

Name	Circumstance	Cash Payment ($)(1)	Medical / Insurance Benefits ($)	Acceleration of Equity Awards ($)	Other ($)(2)	Total ($)
Sandra Buffa	Termination without cause or for good reason	1,641,547	—	—	40,537	1,682,084
	Change of control	—	—	—	—	—

(1)

Amount represents a severance payment equal to: (i) the Deferred Compensation Payments; plus (ii) Ms. Buffa’s salary as of September 30, 2017 for a period of three months; plus (iii) 50% of Ms. Buffa’s target annual cash-based incentive compensation as of September 30, 2017; plus (iii) an amount equal to the cost of COBRA coverage for Ms. Buffa for a period of 12 months.

(2)	Includes amounts accrued through any other Company benefit, including accrued vacation and other vested benefits the NEO is entitled to receive that are generally available to all full-time employees.

See “Executive Compensation – Compensation Arrangement of New Chief Financial Officer” in this Proxy Statement for information regarding the accelerated vesting of certain restricted stock units held by Todd Dissinger, who was appointed Chief Financial officer of the Company effective January 1, 2018, upon the occurrence of a change of control affecting the Company.

DIRECTOR COMPENSATION

During fiscal 2012, our Board engaged the outside consulting firm F.W. Cook to help develop compensation policies for our independent directors. We did not engage F.W. Cook during fiscal 2017 to conduct a review of our director compensation.

Only those directors who are considered independent directors under the rules of the NYSE receive compensation from us for their service on our Board. For fiscal 2017, our independent directors, Messrs. Campbell, Cerkovnik and Hallé, were compensated for their service as directors as follows:

•	a base annual retainer of $40,000;

•	an additional annual retainer of $15,000 for serving as the chair of our audit committee and $10,000 for serving as the chair of our compensation committee, if applicable;

•	an additional annual retainer of $5,000 for serving as a member of our audit committee, if applicable; and

•	an additional annual retainer of $5,000 for serving as a member of our compensation committee, if applicable.

The presiding director at executive sessions of the Board at which only non-management directors are present receives no additional compensation for such service. If our Board were to appoint a lead independent director, such director would receive an additional annual retainer of $15,000.

In addition, each independent director is granted, on an annual basis, a number of restricted stock units under the Omnibus Incentive Plan. In each of fiscal 2016 and fiscal 2017, the number of restricted stock units awarded to each independent director equaled the number of shares of our Common Stock having a value of $60,000 (based on the closing price of our Common Stock on the NYSE on the date of grant). Such awards were granted on the date of our Annual Meeting of Stockholders. The restricted stock units granted to our independent directors fully vest on the first anniversary of the date of grant if the director does not have a termination of “Service,” as defined in the Omnibus Incentive Plan, and are settled in shares of our Common Stock. Our independent directors are subject to equity ownership guidelines approved by our Board, requiring each independent director to, within five years of their initial election to our Board, achieve holdings in our equity securities, including vested and unvested restricted stock units, with a value equal to three times the annual cash retainer received. We also reimburse our directors for reasonable expenses incurred to attend meetings of our Board or any committee of our Board.

Director Compensation For Fiscal 2017

The following table shows for the fiscal year ended September 30, 2017 the compensation for all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael T. Campbell	60,000	(1)	59,993	(2)	—	—	—	—	119,993
Edward Cerkovnik	50,000	(3)	59,993	(2)	—	—	—	—	109,993
Richard Hallé	45,000	(4)	59,993	(2)	—	—	—	—	104,993

(1)

Represents a base annual retainer of $40,000, an additional annual retainer of $15,000 for serving as the chair of our audit committee and an additional annual retainer of $5,000 for serving as a member of the compensation committee.

(2)

Represents the full grant date fair value as of March 1, 2017 of 4,954 restricted stock units granted to each of Messrs. Campbell, Cerkovnik and Hallé. These restricted stock units will vest on March 1, 2018.

(3)

Represents a base annual retainer of $40,000, an additional annual retainer of $5,000 for serving as a member of our audit committee and an additional annual retainer of $5,000 for serving as a member of our compensation committee.

(4)	Represents a base annual retainer of $40,000 and an additional annual retainer of $5,000 for serving as a member of our audit committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. Ms. Heather Isely was chairperson of, and Mr. Kemper Isely served on, our compensation committee during fiscal 2017. Both are executive officers of the Company. Mr. Kemper Isely and Ms. Heather Isely are parties to certain related party transactions with the Company, as described in this Proxy Statement under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to the Company’s Omnibus Incentive Plan, which was the only equity compensation plan in effect as of September 30, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	69,091	$21.63	583,128
Total	69,091	$21.63	583,128

(1)	Represents restricted stock units granted as of September 30, 2017 that will vest between January 27, 2018 and January 27, 2021 and will be settled in shares of Common Stock.

(2)

Represents the weighted average grant date fair value. Includes 4,954 restricted stock units granted to each of Messrs. Campbell, Hallé and Cerkovnik on March 1, 2017 with a grant date fair value of $12.11 per unit. The grant date fair values have been determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Refer to Note 11 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for the assumptions used in the calculation of these amounts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Isely Family

Members of the Isely family controlled all of the voting power of our outstanding Common Stock prior to our IPO. As of January 12, 2018, members of the Isely family and certain trusts, accounts or entities controlled by them or for the benefit of them owned and controlled approximately 57.7% of our Common Stock. Due to their current ownership of Common Stock, members of the Isely family are able to continue to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, an amendment of our certificate of incorporation (except when a class vote is required by law), any merger or consolidation requiring stockholder approval, and a sale of all or substantially all of the Company’s assets. In addition, members of the Isely family have the ability to prevent change-in-control transactions as long as they maintain ownership of their controlling interest in the Company. The Isely family is not subject to any contractual obligation to retain their controlling interest in us.

Stockholders Agreement

Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely, Ms. Elizabeth Isely, certain trusts or entities controlled by them and certain other Isely family members or trusts, accounts and entities controlled by them or for the benefit of them have entered into a Stockholders Agreement pursuant to which they have agreed to, among other things, certain voting agreements and limitations on the sale of shares of our Common Stock. Most, but not all, of the parties to the Stockholders Agreement are subject to the limitations on voting, while all of the parties to the agreement are subject to the limitations on sale.

Parties subject to the voting provisions of the agreement have agreed that they will vote all of their Common Stock in the election of directors consistent with the recommendations of at least three of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely. If two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely were to die or if at least three of them are unable to reach an agreement 20 days prior to the relevant meeting, the voting direction will be given by a majority of the independent directors. Isely voting group members have agreed to cast and submit by proxy to us their votes in a manner consistent with these voting provisions at least five days prior to the scheduled date of any annual or special meeting of stockholders. As of January 12, 2018, Isely voting group members owned, directly or indirectly, 12,897,906 shares, or 57.7% of our total outstanding shares of Common Stock.

Parties subject to the limitations on the sale of shares of our Common Stock under the Stockholders Agreement have agreed not to transfer any shares of our Common Stock except pursuant to the permitted transfer provisions of the Stockholders Agreement. As of January 12, 2018, Isely family members subject to such limitations owned, directly or indirectly, 13,334,297 shares, or 59.7% of our total outstanding shares of Common Stock.

The Stockholders Agreement expires on the date upon which 50% or more of our fully-diluted stock is owned by persons other than the Isely voting members. The Stockholders Agreement may be amended, modified, supplemented or restated by the written agreement of parties holding 85% of the shares of Common Stock that are held by all of the parties to the Stockholders Agreement.

Disputes that relate to the subject matter of the Stockholders Agreement are subject to arbitration pursuant to the terms of that agreement.

Registration Rights

In connection with our IPO, we entered into a registration rights agreement with certain members of the Isely family pursuant to which we granted them registration rights with respect to 13,859,561 shares of Common Stock owned by them. Under the registration rights agreement, we granted them demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification rights. All fees, costs and expenses related to any registration under the agreement will be borne by us, other than stock transfer taxes and underwriting discounts or commissions.

Demand registration rights. The registration rights agreement grants the Isely family demand registration rights. We are required, upon the written request of any two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, to use our commercially reasonable efforts to effect registration of shares requested to be registered by the Isely family as soon as practicable after receipt of the request. However, we are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration, to effect a demand registration on Form S-1 after we have effected three such demand registrations, or to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.

Shelf registration rights. The registration rights agreement grants the Isely family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely may demand that we file a shelf registration statement with respect to those shares requested to be registered by the Isely family. Upon such demand, we are required to use our commercially reasonable efforts to effect such registration.

“Piggyback” registration rights. The registration rights agreement grants the Isely family “piggyback” registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration.

Lease Agreements

The Operating Company is a party to real estate leases with members of the Isely family or entities controlled by the Isely family. In February 2012, the Operating Company entered into a lease for one store with an entity ultimately controlled by Mr. Kemper Isely and Mr. Zephyr Isely (the “Land Trust Lease”). As of September 30, 2017, the Operating Company had six store lease agreements with an entity owned by Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, along with several other related family members (the “Chalet Leases”). In addition, the Operating Company has one store lease with an entity owned by Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, along with several other related family members (the “FTVC Lease”). We believe that the Operating Company’s leases with related parties as described in this paragraph, which our audit committee reviewed and approved in accordance with our policies and procedures for related party transactions, generally reflect the prevailing market lease terms and rental rates at the time the Operating Company entered into them.

The following table presents the amounts paid by us under the lease agreements described above for fiscal 2017.

Fiscal year ended September 30, 2017
Amount paid under the Land Trust Lease	$306,000
Amount paid under the Chalet Leases	$1,303,951
Amount paid under the FTVC Lease	$48,000

Commercial Relationship with Anthony Andueza

Mr. Andueza controls certain entities and custodial accounts owned by members of the Isely family and is a party to the Stockholders Agreement in that capacity. As a result, Mr. Andueza is deemed to beneficially own more than 5% of the Company’s Common Stock, as described above in the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” Randal Optimal Nutrients, LLC, or Randal, sells dietary supplements to the Operating Company for one of our private label brands. Mr. Andueza is the account representative responsible for our account with Randal. In fiscal 2017, Randal sold approximately $1.4 million in dietary supplements to the Company. We believe that Mr. Andueza received sales commissions from Randal of approximately $139,000 for those sales. Mr. Andueza also purchased advertisements for Randal products in our Health Hotline® magazine in fiscal 2017 at a cost of approximately $20,000. Members of the Isely family requested that Mr. Andueza act as a custodian for Isely family entities and custodial accounts because of their longstanding friendship with Mr. Andueza. Our audit committee reviewed and approved the above-described transaction in accordance with our policies and procedures for related party transactions.

Commercial Relationship with Charles Rice

Charles Rice is an employee of the Company and the father-in-law of Ms. Heather Isely. Mr. Rice is also the majority owner and President of International Paleon Products, LLC (“Paleon”), which sells footwear products to the Company for re-sale. In fiscal 2017, Paleon sold approximately $168,000 in footwear products to the Company. Our audit committee reviewed and approved the above-described transaction in accordance with our policies and procedures for related party transactions.

Procedures for Related Party Transactions

Our Board has adopted a written code of ethics for our Company, which is publicly available on our website at investors.naturalgrocers.com. Under our code of ethics, our employees, officers, directors and consultants are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they are required to report any potential conflict of interest, including related party transactions, anonymously to a third party hotline or to their supervisor, an executive officer member or the Company’s Disclosure and Ethics Committee, or the Company’s General Counsel, who will review and summarize the proposed transaction for our audit committee.

Our audit committee is required by its charter to review and approve related party transactions. In fulfillment of that responsibility, our audit committee has adopted Policies and Procedures for Related Party Transactions (the “Policy”). The Policy defines a “Related Party Transaction” to include (with certain exceptions) any transaction, proposed transaction or series of similar transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000 during any fiscal year, and in which any “Related Party” (defined to include any executive officer, director, director nominee, person owning more than 5% of our Common Stock or their immediate family members) has or will have a direct or indirect material interest. The chair of the audit committee and the Company’s General Counsel are required to be notified of any actual or intended Related Party Transaction. The full audit committee is required to review each Related Party Transaction. The audit committee may approve or ratify a Related Party Transaction only if it determines such transaction is in the best interests of the Company and its stockholders.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Heather Isely
Heather Isely Corporate Secretary

January 19, 2018

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 is available without charge upon written request to: Corporate Secretary, 12612 West Alameda Parkway, Lakewood, Colorado 80228.